Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter		First Nine Months
	2015	2014	2015	2014
	($ in millions, except per share amounts)

Railway operating revenues
Coal	$482	$626	$1,390	$1,839
General merchandise	1,610	1,730	4,757	5,002
Intermodal	621	667	1,846	1,913
Total railway operating revenues	2,713	3,023	7,993	8,754

Railway operating expenses
Compensation and benefits	702	728	2,209	2,183
Purchased services and rents	451	429	1,312	1,235
Fuel	221	387	740	1,227
Depreciation	275	236	767	711
Materials and other	242	245	723	714

Total railway operating expenses (note 1)	1,891	2,025	5,751	6,070

Income from railway operations	822	998	2,242	2,684

Other income – net	39	32	79	76
Interest expense on debt	137	138	403	416

Income before income taxes	724	892	1,918	2,344

Provision for income taxes
Current	251	329	667	834
Deferred	21	4	56	21
Total income taxes	272	333	723	855

Net income	$452	$559	$1,195	$1,489

Earnings per share (note 1)
Basic	$1.50	$1.80	$3.93	$4.80
Diluted	1.49	1.79	3.90	4.75

Weighted average shares outstanding (note 2)
Basic	300.1	309.4	303.2	309.5
Diluted	302.5	312.6	305.8	312.7

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Third Quarter		First Nine Months
	2015	2014	2015	2014
	($ in millions)

Net income	$452	$559	$1,195	$1,489
Other comprehensive income, before tax:
Pension and other postretirement benefits	10	8	31	314
Other comprehensive income (loss) of
equity investees	—	—	(4)	10

Other comprehensive income, before tax	10	8	27	324
Income tax expense related to items of other
comprehensive income	(3)	(3)	(11)	(121)

Other comprehensive income, net of tax	7	5	16	203

Total comprehensive income	$459	$564	$1,211	$1,692

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2015	2014
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$433	$973
Accounts receivable – net	1,103	1,055
Materials and supplies	288	236
Deferred income taxes	123	167
Other current assets	55	347
Total current assets	2,002	2,778

Investments	2,740	2,679
Properties less accumulated depreciation of $11,344 and
$10,814, respectively	28,682	27,694
Other assets (note 3)	103	49

Total assets	$33,527	$33,200

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,160	$1,233
Short-term debt	100	100
Income and other taxes	273	217
Other current liabilities	334	228
Current maturities of long-term debt	500	2
Total current liabilities	2,367	1,780

Long-term debt (note 3)	8,896	8,883
Other liabilities	1,295	1,312
Deferred income taxes	8,840	8,817

Total liabilities	21,398	20,792

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 298,569,765 and 308,240,130 shares,
respectively, net of treasury shares	300	310
Additional paid-in capital	2,132	2,148
Accumulated other comprehensive loss	(382)	(398)
Retained income	10,079	10,348

Total stockholders’ equity	12,129	12,408

Total liabilities and stockholders’ equity	$33,527	$33,200
See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Nine Months
	2015	2014
	($ in millions)
Cash flows from operating activities:
Net income	$1,195	$1,489
Reconciliation of net income to net cash provided by operating activities:
Depreciation	770	715
Deferred income taxes	56	21
Gains and losses on properties and investments	(20)	(13)
Changes in assets and liabilities affecting operations:
Accounts receivable	(48)	(79)
Materials and supplies	(52)	(26)
Other current assets	295	47
Current liabilities other than debt	59	258
Other – net	(76)	(66)

Net cash provided by operating activities	2,179	2,346

Cash flows from investing activities:
Property additions	(1,777)	(1,379)
Property sales and other transactions	43	69
Investments, including short-term	(5)	(4)
Investment sales and other transactions	32	60

Net cash used in investing activities	(1,707)	(1,254)

Cash flows from financing activities:
Dividends	(537)	(511)
Common stock issued	30	119
Purchase and retirement of common stock (note 2)	(997)	(166)
Proceeds from borrowings – net	594	100
Debt repayments	(102)	(645)

Net cash used in financing activities	(1,012)	(1,103)

Net decrease in cash and cash equivalents	(540)	(11)

Cash and cash equivalents:
At beginning of year	973	1,443

At end of period	$433	$1,432

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$320	$340
Income taxes (net of refunds)	350	733

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.    Restructuring Costs
Third quarter 2015 results include $37 million of costs associated with the restructuring of our Triple Crown Services subsidiary and the closure of our Roanoke, Virginia, office, which reduced net income by $23 million, or $0.08 per diluted share.

2.    Stock Repurchase Program
We repurchased 10.3 million and 1.7 million shares of common stock in the first nine months of 2015 and 2014, respectively, at a cost of $997 million and $166 million, respectively. We have remaining authorization from our Board of Directors to repurchase up to 24.9 million shares through December 31, 2017. The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors. Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings. Since the beginning of 2006, we have repurchased and retired 150.1 million shares at a total cost of $9.4 billion.

3.    New Accounting Pronouncement
In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." This update requires that debt issuance costs be presented in the balance sheet as a reduction from the related debt liability rather than as an asset, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. We early adopted the provisions of this ASU during the second quarter of 2015 and applied it retrospectively. The adoption of ASU 2015-03 resulted in the presentation of $42 million of debt issuance costs as a reduction of "Long-term debt" at September 30, 2015. We retrospectively adjusted the December 31, 2014 consolidated balance sheet and related disclosures to reflect the reclassification of $41 million of debt issuance costs from "Other assets" to "Long-term debt." There was no other impact on our consolidated financial statements from the adoption of ASU 2015-03.